Exhibit 10.3

PERFORMANCE & ACCOUNTABILITY AGREEMENT

Georgia Incentive Programs

FUND AWARD NO.

This Performance & Accountability Agreement (this “Agreement”) made and entered into as of February 15, 2016 by and among the Development Authority of Bulloch County, a public body corporate and politic created pursuant to the laws of the State of Georgia (the “Development Authority”), and the Georgia Department of Community Affairs, an agency within the executive branch of the State of Georgia (“DCA”) and the administering agency for the OneGeorgia Authority, an instrumentality of the state and a public corporation (“OneGeorgia”) (hereinafter referred to as the “Administering Agency”), and Aspen Aerogels, Inc. (the “Company”).

R E C I T A L S

1.	The purpose of the State of Georgia’s incentive programs, administered through DCA, is to provide financial assistance to eligible applicants to assist the applicant to induce and assist companies to relocate, expand or construct projects in Georgia rather than a competing state; and

2.	The incentive programs include, but are not limited to, the Department of Community Affair’s Regional Economic Business Assistance (“REBA”) program and the OneGeorgia Authority’s EDGE Fund program (“EDGE”); and

3.	The Development Authority has been awarded EDGE funding (“Financial Assistance”) and, in accordance with the Development Authority’s statutory purposes, will utilize the Financial Assistance to participate in a project to assist the Company; and

4.	In consideration for the benefit of such Financial Assistance the Development Authority and Company must, in addition to other requirements: i) complete a project that creates and/or retains a defined number of jobs; and ii) invest a defined amount of new private capital into the Company. (The defined job and private capital investment requirements shall hereinafter be collectively referred to as the “Performance Standards”.); and

5.	The Development Authority and Company’s relocation, location or expansion project for which the Financial Assistance was awarded is more particularly described in the EDGE Fund Award, and that description is incorporated herein by reference, (hereinafter the “Project”); and

Now, therefore, in consideration of the covenants and agreements herein contained, the parties agree as follows:

1.	Award. The Development Authority and the Company’s obligations under this Agreement are contingent upon the Administering Agency awarding Financial Assistance in the amount of $250,000 (“Award Amount”) to the Development Authority. Should the Award include or consist of a loan, the terms of such loan will be set forth in a separate agreement, promissory note and other appropriate documents.

2.	Project Description. Pursuant to the Award, the Development Authority shall use the Award Amount to implement the Project to assist the Company, which is more particularly described in the application and summarized as:

Aspen Aerogels, Inc., a leading energy technology company providing innovative thermal management solutions to the energy insulation market, will locate the Company’s second manufacturing operation in the United States at the Riggs Rail Site in Statesboro – Bulloch County. The Company will create 106 full-time jobs and invest $70,000,000 in real and personal property.

3.	Performance Standards. In consideration for the Development Authority’s assistance, the Company shall meet the following Performance Standards:

A.	The Company shall create 106 new full-time permanent jobs located in Statesboro – Bulloch County. For purposes of this Agreement, a “full-time job” is defined as a position in which an employee is engaged for a minimum of thirty-five (35) hours per week;

B.	The Company shall make or cause to be made a private capital investment in the Project of at least $70,000,000, including the type of expenditures noted in the Award;

C.	The start date for the jobs and private capital investment to be counted will be July 21, 2015;

D.	The Company shall be in full compliance with the Performance Standards within thirty - six (36) months of the date of the issuance of the Certificate of Occupancy for a new facility to be operated by the Company or the completion of installation of the incentive funded asset in the case of an expanded facility (the “Performance Period”). Failure of the Company to meet the Performance Standards before the end of the Performance Period or the failure of the Company to maintain such Performance Standards until the expiration of the Performance Period shall trigger an obligation of the Company to repay all or a portion of the Award Amount as provided in Section 4 hereof unless the Performance Period is extended. At the request of the Development Authority and for good cause shown, the expiration of the Performance Period may be extended, at the sole discretion of the Administering Agency; provided, however, that any such request shall be accompanied by supporting documentation from the Development Authority and Company deemed satisfactory to the Administering Agency;

E.	The start-date for the Performance Period shall be no later than June 30, 2018, which is the date that the Company reasonably expects the facility or the incentive-funded asset to be operational; and

F.	The Company shall maintain documentation to evidence the number of full-time permanent jobs created and maintained and the amount of private investment in the Project until such time as the Performance Standards have been met and the Administering Agency has certified compliance pursuant to Section 5 of this Agreement.

4.	Compliance Threshold and Repayment Amount. In the event the Company fails to i) meet the Performance Standards, or ii) maintain operations for the entirety of the Performance Period, or iii) locate in or operate the business forming a part of the Project funded with the Award, the Company shall repay directly to the Administering Agency all (in the case of the happening of the event identified in Section 4(iii) above) or a portion of the Award Amount in all other cases (in each case, the “Repayment Amount”). For purposes of events of default under Section 4(i) - (ii) above, the Repayment Amount shall be determined as follows:

A.	Compliance Threshold. The Company will be determined to have complied with the Performance Standards if the results of the threshold calculation conducted in accordance with the formula on Exhibit “A” (“Average Actual Performance”) are equal to or greater than eighty percent (80%) (“Compliance Threshold”). The threshold calculation formula is the average of the percentage of created and maintained jobs to committed jobs over the Performance Period and the percentage of actual capital investment to committed investment as of the expiration of the Performance Period.

B.	Adjusted Award Amount. Should the Company’s Average Actual Performance be less than eighty percent (80%) of the Performance Standards (the “Compliance Threshold”), the Company’s Award will be adjusted proportionately by multiplying the Award Amount by the Average Actual Performance. The resulting number will then be subtracted from the Award Amount to determine what amount the Award will be adjusted to, after taking into account under performance (“Adjusted Award Amount”). The Company shall repay to the Administering Agency the difference between the Award Amount and the Adjusted Award Amount. See illustrations in Exhibit “B”: Repayment Calculation. The Award Amount will only be adjusted in the event Company does not meet the Compliance Threshold.

5.

Reporting Requirements. The Company shall file with the Development Authority, no later than thirty (30) days following the expiration of the Performance Period, documentation to evidence the actual number of full-time jobs created and total amount of private capital invested in the Project; provided, however, that the Development Authority will provide the Company with written notice of any failure to submit such documentation and permit the Company a reasonable period of time to cure any such failure (in no event less than 30 days) before it will constitute grounds for termination of this Agreement. No later than sixty (60) days after the expiration of Performance Period, the Development Authority shall file with the Administering Agency, a report documenting the Company’s performance. Within a reasonable time after receipt of the report from the Development Authority, the Administering Agency will notify the Development Authority of the Company’s compliance or noncompliance with the Performance Standards. The Development Authority shall then provide the Company with such notification.

6.	Notification and Repayment. In the event the Company has failed to meet the Compliance Threshold, the Administering Agency will notify the Development Authority and Company of the Adjusted Award Amount and the Repayment Amount. The Company shall submit the Repayment Amount to the Administering Agency no later than forty-five (45) days after the date of the notification letter from the Administering Agency indicating that the Company has failed to meet the Compliance Threshold. Should the Company fail to remit the Repayment Amount to the Administering Agency in a timely matter, the Administering Agency shall have the right, in its sole discretion, to impose any and all remedies available to it through its administrative processes or to seek remedies available at law or equity.

7.	Adjustment in the Performance Standards. In the event a force majeure or other extraordinary circumstance (including, without limitation, extraordinary economic conditions or events), as will be determined in the reasonable discretion of Administering Agency, that prevents the Company’s from meeting the Performance Standards, the Company may request that Administering Agency adjust the Company’s Compliance Threshold. In the reasonable discretion of Administering Agency, the Compliance Threshold may be adjusted provided that the adjustment will have a direct relationship to the impact that the force majeure or extraordinary circumstance had on the Company’s ability to meet the Performance Standards.

8.

Sale or Change of Ownership of Company. If, prior to or during the Performance Period, the Company (i) assigns its interest in this Agreement to another Person (as hereinafter defined), (ii) merges or consolidates with another Person and is not the surviving Person, or (iii) transfers all or substantially all of its assets to another Person (such surviving Person or transferee, the “Acquiring Company”), then the Company must notify the Development Authority and Administering Agency of such a change in ownership. Additionally, the Acquiring Company must assume the obligations of the Company contained in this Agreement by executing an Assumption Agreement which shall be provided to the Development Authority and the Administering Agency and pursuant to which the Acquiring Company shall be liable for, among other things, the reporting requirements and the payment of any Repayment Amount due and payable hereunder. In lieu of executing an Assumption Agreement, the Company or Acquiring Company may elect to repay the Award

Amount to the Administering Agency. For purposes of this Agreement, the term “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, or other business entity.

9.	Transfer and Assignment of Repayment. The Development Authority hereby transfers and assigns to Administering Agency all of the Development Authority’s rights, title and interest to the Repayment Amount. The Development Authority acknowledges that, pursuant to the terms of the Agreement, the Company shall remit all Repayment Amounts to the Administering Agency. In the event the Development Authority receives such Repayment Amounts, the Development Authority shall hold such payments in trust for the benefit of the Administering Agency provided that no later than five (5) days after receipt thereof, the Development Authority will deliver, by courier or regular U. S. Mail, such Repayment Amounts to the Administering Agency. Provided the Development Authority requires the Company to meet the Performance Standards, uses its best effort to assist the Company in meeting the Performance Standards, and assists the Administering Agency in collecting Repayment Amount when due, the Administering Agency shall have no recourse against the Development Authority for the Company’s failure to meet the Performance Standards unless the Development Authority explicitly accepts such recourse.

10.	Acceptance and Assumption by Administering Agency. The Administering Agency hereby accepts the transfer and assignment of the Development Authority’s rights, title and interest in, to the Repayment Amount; provided, however, that Administering Agency has not, and shall not have, accepted or assumed any obligations or liabilities of Development Authority that the Development Authority may have with regards to the Project or the Company.

11.	Exhibits. The exhibits hereto will be construed to be a part of this Agreement by such reference or other mention at each point at which such reference or other mention occurs, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

12.	Severability. If any one or more of the provisions contained herein will for any reason be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.	Authorized Signatures. Each of the individuals executing this Agreement represents that they are authorized to execute this Agreement on behalf of their respective entities.

14.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

15.	Assignment. All rights and benefits of the Company under this Agreement may be transferred and assigned by the Company, in whole or in part, to any one or more Persons (the “Assignees”) which propose to acquire all or part of the Project with the same effect as if such Assignees were named as the Company in this Agreement; provided, however, each such Assignee shall execute and deliver to the Administering Agency and the Development Authority an Assumption Agreement pursuant to which such Assignee shall be liable for, among other things, the reporting requirements and payment of any Repayment Amount due and payable hereunder in proportion to its interest in the Project. In addition, in the case of any assignment described herein, the Company agrees to guarantee payment of any Repayment Amount. In lieu of executing an Assumption Agreement, the Company or the Assignees may elect to repay the Award Amount to the Administering Agency.

Signature Page

Performance & Accountability Agreement

Aspen Aerogels Project in Statesboro/Bulloch County, Georgia

IN WITNESS WHEREOF, the parties have hereunto set their signatures and affixed their seals the day and year first written above.

Development Authority of Bulloch County		Georgia Department of Community Affairs

By:	/s/ L. Bruce Yawn	By:	/s/ Camila Knowles
Title:	Chairman	Title:	Commissioner

Date:	11-2-15	Date:	12-18-15

Seal

Aspen Aerogels, Inc.

By:	/s/ John F. Fairbanks
Title:	Chief Financial Officer

Date:	February 15, 2016

Seal

PERFORMANCE & ACCOUNTABILITY AGREEMENT

EXHIBIT “A” - Average Actual Performance

The Average Actual Performance shall be determine by the following formula

STEP 1

Actual Jobs Created or Retained	=	Percentage of Committed Jobs Created
Committed Number of Jobs

Actual Capital Investment	=	Percentage of Committed New
Investment
Committed New Investment

STEP 2

Percentage of Committed Jobs Created

+ Percentage of Committed New Investment
= Percentage of Commitments Met

STEP 3

Percentage of Commitment Met	=	Average Actual Performance
2

PERFORMANCE & ACCOUNTABILITY AGREEMENT

EXHIBIT “B” - Repayment Amount Calculation

(Required only if Average Actual Performance is less than 80%)

STEP 1

Award Amount
X Average Actual Performance
Adjusted Award Amount
STEP 2

Award Amount
- Adjusted Award Amount
Repayment Amount

Example A – Repayment Required

A $500,000 Award to assist with site development was part of Company A’s consideration to locate in Georgia rather than an out-of-state location. As part of the deal, Company A committed to create 600 jobs and make a $5,000,000 new investment to construct and operate a new production facility in Georgia. At the end of the Performance Period, Company A has actually created 400 jobs and invested $3,500,000 into a smaller facility.

•	Award Amount $500,000

•	Commitment – 600 jobs and $5,000,000 new investment

•	Actual jobs delivered – 400 (66% of Commitment)

•	Actual investment delivered — $3,500,000 (70% of Commitment)

•	66%+70% = 136/2 = 68% [Average Actual Performance]

•	$340,000 (68%) Adjusted Award Amount

•	$160,000 (32%) Repayment Amount

Example B – No Repayment Necessary

A $500,000 Award to assist with the purchase of production equipment was part of Company B’s consideration to locate in Georgia rather than an out-of-state location. As part of the deal, Company B committed to create 600 jobs and make a $5,000,000 capital investment to construct and operate a new manufacturing facility in Georgia. At the end of the Performance Period, Company B has actually created 600 jobs and invested $4,250,000 into a redesigned facility that saved $750,000 in capital investment.

•	Award Amount $500,000

•	Commitment – 600 jobs & $5,000,000 investment

•	Actual jobs delivered – 600 (100%)

•	Actual investment delivered — $4,250,000 (85%)

•	100%+85% = 185/2 = 92.5% Benefit

•	No repayment required